U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported ): September 19, 2003
                                                         -------------------


                               INFOCROSSING, INC.
               (Exact name of issuer as specified in its charter)


                  Delaware                   0-20824        13-3252333
      -------------------------------      -----------   ---------------
      (State or other jurisdiction of      Commission      (IRS Employer
       incorporation or organization)      File Number   Identification No.)

               2 Christie Heights Street Leonia, New Jersey 07605
                    (Address of principal executive offices)

                                 (201) 840-4700
                           (Issuer's telephone number)

                                       N/A
                   (Former name or former address, if changed
                               since last report.)






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ITEM 9. Regulation FD Disclosure

This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include the projections set forth below and, in some cases, can otherwise be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; new products; technological changes; the Company's dependence on third party suppliers; intellectual property rights; and other risks. For any of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report and are based on information currently and reasonably known. The Company undertakes no obligation to release any revisions to or update these forward-looking statements to reflect events or circumstances that occur after the date of this report or to reflect the occurrence or effect of anticipated or unanticipated events.

The Company has revised its forward-looking information for 2003. Revenues for 2003 are now forecasted to be between $57.0 million and $60.0 million. Income from operations for 2003 is now forecasted to be between $4.4 million and $6.0 million. Net income is forecasted to be between $1.9 million and $3.4 million. EBITDA for 2003 is now forecasted to be between $10.3 million and $12.0 million. EBITDA reflects net income plus interest of $2.3 million and $2.3 million, respectively; taxes of $0.2 million and $0.4 million, respectively; and depreciation and amortization of $5.9 million and $5.9 million, respectively. The changes reflect the estimated impact from delays in the timing of new customer contracts. Although these delays result in a lower forecast for 2003 revenue and EBITDA, the Company anticipates attaining revenue commitments by year-end that are in line with the Company's expectations.

"EBITDA" is defined as earnings before interest, income taxes, depreciation, and amortization. EBITDA is not required by or presented in accordance with generally accepted accounting principles, or GAAP. EBITDA is not a complete measure of an entity's operating performance because by definition it excludes costs and expenses for interest, taxes, depreciation, and amortization. Accordingly, EBITDA should not be considered in isolation or as an alternative to operating income or net income, as defined by GAAP, as an indicator of our operating performance, or as an alternative to cash flows, as defined by GAAP, as a measure of liquidity. The Company uses EBITDA, a common financial metric, as a supplemental measure of the Company's operating performance. EBITDA as calculated by the Company may differ from similarly titled measures used by other companies.



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Forecast Assumptions

Revenues are currently forecasted to increase by between 12% and 18% in 2003 as compared with 2002.

Operating costs and selling, general and administrative expenses are now forecasted to increase by between 11% and 15% in 2003 as compared with 2002.

EBITDA is now forecasted to increase by between 16% and 35% as compared with 2002. EBITDA for 2002 included $2.8 million of non-recurring benefits from the settlement of a dispute with a software vendor. Excluding these benefits, the forecasted increase is between 70% and 98%.

The forecasted increases in operating costs, selling, general and administrative expenses and depreciation are based upon the forecasted revenue increases and historical experience related to required expenditures.

These forecasts should be read together with the audited consolidated financial statements of the Company for the year ended December 31, 2002; the year ended December 31, 2001; the two month period ended December 31, 2000; and the fiscal year ended October 31, 2000, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and the unaudited consolidated financial statements of the Company for the fiscal quarters ended March 31, 2003 and June 30, 2003 contained in the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003, respectively, that can be obtained from the Securities and Exchange Commission on its Internet website (www.sec.gov) or the Company's Internet website (www.infocrossing.com). Information presented on the above-mentioned websites does not constitute a part of this report.

The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission, nor the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined, compiled or performed any procedures with respect to the projections presented herein, nor have they expressed any opinion or any other form of assurance of such information or its achievability, and accordingly assume no responsibility for them.

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                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Infocrossing, Inc.


Date:  September 19, 2003                             /s/
                                      -----------------------------------------
                                      William J. McHale
                                      Senior Vice President of Finance